Exhibit 10.2

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

AMENDED AND RESTATED PARTNERSHIP AGREEMENT, dated as of November 30, 2009, between STAR PUBLISHING COMPANY ("STAR"), an Arizona corporation, and CITIZEN PUBLISHING COMPANY ("CITIZEN"), an Arizona corporation.

This Amended and Restated Partnership Agreement (the "Partnership Agreement") amends and restates a Partnership Agreement entered into by STAR and CITIZEN as of December 22, 1988 (the "Original Agreement").

On January 15, 2009, STAR and CITIZEN entered into a letter agreement (the "Letter Agreement") in which they agreed to consider a sale of the newspaper assets or shut down of the Tucson Citizen newspaper and the subsequent continuation of each party's 50% partnership interest in TNI Partners, and also agreed to negotiate in good faith an amendment to the Original Agreement to reflect the terms of the Letter Agreement.

On May 16, 2009, the Tucson Citizen newspaper ceased print publication and made other significant changes to its operations and operating plans for the future. The Partners (as defined below) acknowledge such changes, and this Partnership Agreement confirms the agreement of the Partners to continue the business of the Partnership (as defined below) on the terms set forth in this Partnership Agreement and the Amended and Restated Management Agreement, dated as of November 30, 2009, between STAR and CITIZEN (the "Management Agreement").

1. FORMATION OF PARTNERSHIP.

1.1 Partners. STAR and CITIZEN (individually, a "Partner" and together, the "Partners") formed a general partnership under the laws of the State of Arizona (the "Partnership"), on December 22, 1988 pursuant to the Original Agreement.

1.2 Name and Principal Office. The name of the Partnership is "TNI PARTNERS", or such other name as shall be mutually agreeable to the Partners. The Partnership does business under the name "TNI PARTNERS and its principal office is located at 4850 South Park Avenue, Tucson, Arizona 85726, or such other place as the Partners shall designate from time to time.

1.3 Purpose of Partnership. The purpose of the Partnership is to carry on any lawful business and to engage in any lawful act or activity for which a partnership may be formed under the laws of the State of Arizona; provided, however, that the business of the Partnership shall, without unanimous consent of the Board of Directors, be limited to activities involving the ownership, operation and publication (in printed and electronic form) of one or more newspapers, print products, web sites or the creation of other similar content, and business activities related to or incidental to such ownership, operation and publication, including, without limitation, commercial printing, alternate distribution services and direct mail activities.

1.4 Commencement; Term. The Partnership commenced on December 22, 1988 and shall continue for a term ending at the close of business on June 1, 2015, and may be renewed and extended for subsequent periods of twenty-five (25) years each at the option of either STAR or CITIZEN. Unless two years' written notice is given by both STAR and CITIZEN that they desire to end this Partnership or any renewal hereof, this Partnership shall continue in force for subsequent periods of twenty-five (25) years each. Only by mutual written consent shall this Partnership Agreement or any renewal hereof be terminated.

2. PARTNERSHIP INTERESTS, CONTRIBUTIONS AND DISTRIBUTIONS.

2.1 Partnership Interests. Except as otherwise expressly provided herein, the respective interests of the Partners in the assets, liabilities, profits and losses of the Partnership ("Partnership Interest") shall be as follows:
STAR:	50%
CITIZEN:	50%
Each Partner shall have at all times an interest as a tenant in partnership in the assets and properties of the Partnership equal to its Partnership Interest and neither Partner shall have any separate right, title or interest in or to any asset or property of the Partnership.

2.2 Capital Accounts and Contributions.

(a) The initial capital account of each Partner shall be the amount determined in accordance with Section 1.4 of the Management Agreement. Subsequently, each Partner's capital account shall be (i) increased by (x) the amount of any net income of the Partnership allocable to such Partner pursuant to Section 5.2 hereof and (y) the amount of any cash plus the fair market value of any non-cash assets subsequently contributed by such Partner to the Partnership, and (ii) decreased by (a) the amount of any net loss of the Partnership allocable to such Partner pursuant to Section 5.2 hereof and (b) the amount of any cash and the fair market value of any non-cash assets distributed by the Partnership to such Partner.

(b) In the event that the Partnership shall require funds or other capital contributions for any authorized business purpose, such funds or contributions, unless obtained from outside sources, shall be contributed by STAR and CITIZEN on identical terms and in equal amounts when and as authorized and directed by the Partnership's Board of Directors. No interest shall be paid by the Partnership on any capital contributed to the Partnership unless the Partners otherwise agree.

2.3 Failure to Make Payments. If either Partner (a "Non-Contributing Party") (i) fails to make any payment to the Partnership including, but not limited to, any properly authorized capital contribution, or (ii) fails to pay its portion of any properly authorized capital expenditure, then the other Partner may lend the amount thereof to the Partnership or make such payment on behalf of the Non-Contributing Party, as the case may be, including any amounts or payments necessary to cure the consequences of the failure by the Non-Contributing Party to have made such payment. In either such event, no distributions shall thereafter be made by the Partnership pursuant to Section 5.1 hereof or otherwise until the full amount of such loan and/or such payment and/or the cost of such cure that was made or incurred by the Partner other than the Non-Contributing Party (the "Contributing Party") (plus interest from the date of default to the date(s) of such repayment(s) at a rate per annum equal to the lesser of (i) 150% of the United States Prime Rate as listed in the Eastern print edition of The Wall Street Journal from time to time or (ii) the maximum rate permitted by applicable law as in effect from time to time) has been paid in full to the Contributing Party by the Partnership. If at any time both Partners are entitled to the priority payments set out herein, then priority payments shall be made in the same ratio as the respective payments due to each of them bear to one another.

2.4 Distributions of Cash and Allocations of Taxable Income or Loss.

(a) Cash shall be distributed to each Partner at such times and in such amounts as is provided in Section 5.1 hereof.

(b) Net income and net loss shall be allocated to the Partners in the amounts specified in Section 5.2 hereof.

(c) For income tax purposes, taxable income and loss and allocations thereof to each Partner will be determined in accordance with Section 5.2 hereof.

2.5 Expenses Incurred Prior to the Formation of the Partnership. No expense or obligation incurred for services performed or products supplied by either Partner prior to the formation of the Partnership shall be considered to be a contribution or loan to, or made on behalf of, the Partnership, unless otherwise provided herein, in the Management Agreement or by agreement of the Partners.

3. MANAGEMENT OF THE PARTNERSHIP.

3.1 Board of Directors. There is hereby established a Board of Directors of the Partnership consisting of six members, or such even number of Directors as the Partners may from time to time agree upon, to have and exercise final authority, except as otherwise provided herein, with respect to the affairs of the Partnership specified in this Partnership Agreement. The members of the Board of Directors shall consist of three members appointed by STAR and three members appointed by CITIZEN. Each member shall hold office until he shall die, resign or be removed (with or without cause or notice) by the Partner that he represents, whereupon such Partner shall appoint such member's successor to the Board of Directors. Each member shall have one vote.

3.2 Meetings and Action of the Board of Directors.

(a) The Board of Directors may establish meeting dates and requisite notice requirements, adopt rules of procedure it deems consistent herewith, and may meet by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

(b) Any member of the Board of Directors may call a meeting. Unless waived, at least five business days' notice of a meeting is required. Notice to a director shall be given to the Partner whom the director represents, and shall be given in the manner described in Section 8.11 hereof. Except to the extent provided otherwise in Section 6.4 hereof, if proper notice of a meeting is given to all directors or waived, the presence at any meeting, in person or by proxy, of both (i) a majority of the total authorized number of directors and (ii) a majority of directors who were appointed by STAR and a majority of directors who were appointed by CITIZEN, shall constitute a quorum for the taking of any action, subject to Section 3.3 hereof. Any member may, in writing, appoint a proxy to act on his behalf and vote in his stead at any meeting. Except to the extent provided otherwise in Section 6.4 hereof, subject to Section 3.2(c) below, the Board of Directors shall act on all matters by an affirmative vote of both (i) a majority of directors present at any meeting in person or by proxy, and (ii) a majority of directors who were appointed by STAR and a majority of directors who were appointed by CITIZEN.

(c) Except to the extent provided otherwise in Section 6.4 hereof, any action required or permitted to be taken by the Board of Directors may be taken without notice and without a meeting if a majority of the total authorized number of directors, including at least a majority of directors who were appointed by CITIZEN and at least a majority of directors who were appointed by STAR, consent in writing to the adoption of a resolution authorizing the action.

3.3 Actions By Partners.

(a) The Board of Directors shall have no power, without action by the Partners themselves, (i) to amend this Partnership Agreement; (ii) to act other than in accordance with the purposes of the Partnership as set forth in Section 1.3 hereof; (iii) to admit a new Partner; (iv) to merge or consolidate the Partnership with any other entity; or (v) to dissolve the Partnership.

(b) No Partner shall, except as authorized by the provisions hereof, take any action or assume any obligations or liabilities on behalf of the Partnership.

(c) Nothing in this Partnership Agreement or the Management Agreement shall in any way restrict, prohibit or impair the right of each Partner to sell or otherwise license its own news, editorial and feature content to wire services or otherwise (for the account of the Partnership) as it deems in its best interest.

(d) Any fiduciary or other duty that either Partner (or any Affiliate thereof) may owe to the other with respect to any of its businesses or operations that are allegedly in competition with those of the Partnership shall be determined as if the legal relationship between the Partners were that which existed under the Previous Operating Agreement, and without regard to any subsequent agreement between the parties other than the express contractual provisions under this Partnership Agreement or the Management Agreement. For purposes of this Section 3.3(d), "Previous Operating Agreement" means that certain Operating Agreement dated March 28, 1940, as amended by agreements dated June 15, 1953 and October 14, 1970. This paragraph shall not limit the obligation of each Partner to act in a manner which such Partner reasonably believes to be in or not opposed to the best interests of the Partnership.

3.4 Chairman of the Board. The position of "Chairman of the Board" shall rotate between the Partners on an annual basis with the change-over occurring at the Board meeting scheduled for each and every April.

3.5 Indemnification/Insurance.

(a) The Partnership shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether brought by a Partner or Affiliate of a Partner or any other person, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any member of the Board of Directors or officer of the Partnership served in any capacity at the request of the Partnership, by reason of the fact that he, his testator or intestate, is or was a member of the Board of Directors or an officer of the Partnership, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal thereof, if such member of the Board of Directors or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Partnership and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board of Directors or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Partnership or that he had reasonable cause to believe that his conduct was unlawful.

(c) For the purpose of this Section 3.5, the Partnership shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Partnership also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be a purpose which is not opposed to the best interests of the Partnership.

(d) Indemnification under this Section 3.5 shall be made by the Partnership in any specific case only:

(i) if the beneficiary thereof shall have prevailed in an action or proceeding brought against him or shall have been found to have acted in compliance with the applicable standard of conduct set forth in this Section 3.5; or

(ii) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in this Section 3.5 has been met by such member or officer.

(e) The Partnership shall pay a member of the Board of Directors or officer's expenses in advance of a final disposition of a proceeding, if the director or officer furnishes the Partnership with a written affirmation of the member's or officer's good faith belief that the member or officer has met the standard of conduct described in this Section 3.5 and the member or officer furnishes the Partnership with a written undertaking executed personally, or on the member's or officer's behalf, to repay the advance if it is ultimately determined that the member or officer did not meet the standard of conduct described in this Section 3.5.

(f) The Partnership shall have the power, but shall not be obligated, to purchase and maintain insurance:

(i) to indemnify the Partnership for any obligation which it incurs as a result of the indemnification of the Board of Directors and officers under the provisions of this Section 3.5;

(ii) to indemnify such members and officers in instances in which they may be indemnified by the Partnership under the provisions of this Section 3.5;

(iii) to indemnify such members and officers in instances in which they may not otherwise be indemnified by the Partnership under the provision of this Section 3.5; and

(iv) for coverage of risks normally incurred in the ordinary course of the Partnership's business, including, without limitation, general liability, property and casualty, automotive, worker's compensation, errors and omissions, fiduciary, crime and media liability coverage (but only to the extent covering TNI Products).

(g) To the extent the Partnership does not procure any of the insurance coverages contemplated in Section 3.5(f), the Partners shall determine which of the Partners shall provide the various coverages on behalf of the Partnership and the costs therefore shall be reimbursed to the Partners by the Partnership.

(h) Star shall provide media liability coverage for the Star Products and Citizen shall provide media liability coverage for the Citizen Products.

4.    TRANSFER OF PARTNERSHIP INTERESTS.

4.1 Prohibited Transfers. Except as expressly permitted by Sections 4.2 or 4.5 hereof, neither Partner may transfer any of its right, title or interest in or to its Partnership Interest, in whole or in part. No attempted transfer of any Partnership Interest in violation of any provision of this Partnership Agreement shall be effective to pass any right, title or interest thereof, but shall instead be null, void and of no effect. For the avoidance of doubt, a change of control of the ultimate parent of a Partner shall not be deemed to be a transfer of a Partnership Interest.

4.2 Transfer to Affiliate. Subject to Section 4.3 hereof, a Partner (the "Transferor Partner") may transfer all or any portion of its Partnership Interest to any Affiliate of the Transferor Partner. As used in this Partnership Agreement, an "Affiliate" is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

4.3 Conditions to Transfer. Any transfer made under Section 4.2 hereof is subject to satisfaction of the following conditions:

(a) the transferee shall be admitted as a Partner of the Partnership and the Partners shall cause this Partnership Agreement to be amended accordingly;

(b) the transferee shall in writing assume and agree to perform all of its duties and obligations as a Partner under this Partnership Agreement and under the Management Agreement; and

(c) the Transferor Partner (and any Affiliate that directly or indirectly wholly owns the Transferor Partner) shall agree fully to indemnify on an after tax basis the other Partner against any adverse tax consequences to the other Partner that may result from any termination of the Partnership for tax purposes on account of such transfer.

4.4 Change of Control. Neither control of Star or Citizen, nor the assets or business of The Arizona Daily Star and La Estrella (including, but not limited to, any of the assets referenced in Sections 1.2(b)(1)-(4) of the Management Agreement, whether owned by Star or any Affiliate of Star) (collectively, the "Star TNI Assets"), nor the assets or business of Citizen (including, but not limited to, any of the assets referenced in Sections 1.3(b)(1)-(4) of the Management Agreement, whether owned by Citizen or any Affiliate of Citizen) (collectively, the "Citizen TNI Assets") (the Star TNI Assets or the Citizen TNI Assets, as the case may be, or a majority of the voting power of the capital stock of Star or Citizen, as the case may be, is referred to herein as the "Ownership Interest"), shall be Transferred to any other Person unless (a) the transferee assumes all obligations of Star or Citizen, as the case may be, under the Management Agreement, the Partnership Agreement and the applicable License Agreement; and (b) the transferor has complied with the procedures of Section 4.5 hereof and first offers to sell such Ownership Interest to the other Partner pursuant to the terms of Section 4.5 hereof; provided that Section 4.5 hereof shall not be applicable with respect to any Transfer of an Ownership Interest to an Affiliate of the transferor. Any purported Transfer in violation of this Section 4.4 shall be null, void and of no effect. Neither Star nor Citizen shall Transfer any of its right, title and interest in the Management Agreement or in its Partnership Interest in the Partnership except (i) as part of a transaction permitted by Section 4.2 hereof or (ii) as part of a transaction permitted by Section 4.5 hereof in which control of Star or Citizen, or all or substantially all of the Star TNI Assets or the Citizen TNI Assets, as the case may be, are being Transferred. For purposes of this Section 4.4, no Transfer of an Ownership Interest or change of control shall be deemed to have occurred as a result of a change of control, directly or indirectly, of the ultimate parent of Star or Citizen, as the case may be, or of Pulitzer Inc. As used in this Section 4.4, "Transfer" and "Transferred" shall include a sale, lease, assignment or other disposition or a license which adversely impacts the Partnership's use of the applicable asset.

4.5 Right of First Refusal.

(a) A Partner or any of its Affiliates (collectively, the "Offering Partner") who has received a firm, written, bona fide offer from a third-party for its Partnership Interest and/or its Ownership Interest, in whole or in part ( a "Third Party Offer") shall, before agreeing to accept such offer for such Partnership Interest and/or Ownership Interest (in each case, the "Offered Interest"), give written notice to the other Partner (the "Option Partner") of such offer, including a copy of such Third Party Offer and a complete description thereof including, by way of example but not of limitation, the nature and extent of such Third Party Offer, the purchase price therein, the terms of payment and the time for performance.

(b) Upon receiving the Offering Partner's written notice pursuant to Section 4.5(a), the Option Partner shall have a period of thirty (30) days following the date of receipt by the Option Partner of the Offering Partner's notice to elect to purchase the Offered Interest at the price determined in accordance with Section 4.5(e). If the Option Partner desires to purchase the Offered Interest, it shall give written notice to the Offering Partner in the manner set forth in Section 8.11 hereof within such 30-day period. To be effective, this notice must be received by the Offering Partner within such 30-day period. In no event may the Option Partner elect to acquire less than all of the Offered Interest.

(c) The closing of the sale and purchase of the Offered Interest shall be promptly completed, but in any event, to the extent practicable, within ninety (90) days after the receipt of the Option Partner's notice of acceptance (or such later date as necessary to obtain any necessary regulatory approvals). The Board of Directors shall assist in coordinating the closing. At the closing, the Offering Partner shall sell the Offered Interest, free and clear of all liens and encumbrances, and execute and deliver such assignment(s), deed(s), bills of sale and all other documents or other instruments of assignment or conveyance necessary to effect and evidence the assignment. At the closing, the Option Partner shall deliver to the Offering Partner cash, a certified or official bank check or shall pay by wire transfer of immediately available funds for the applicable purchase price.

(d) If the Option Partner does not elect to purchase all of the Offered Interest pursuant to this Section 4.5 and the transaction satisfies all of the requirements of Section 4.4 hereof, then the Offering Partner shall be free to sell, assign, transfer or otherwise dispose of the Offered Interest to the third party pursuant to the Third Party Offer for an amount equal to Fair Market Value of the Offered Interest, as hereunder determined, within six months after the date of the Option Partner's notice of refusal or after the expiration of the 30-day response period, whichever occurs first; provided that, (i) if the transfer includes a transfer of a Partnership Interest, the prospective purchaser must satisfy each of the conditions in Section 4.3 hereof; and (ii) if the transfer includes the transfer of an Ownership Interest, the prospective purchaser must assume all obligations of Star or Citizen, as the case may be, under the Management Agreement, the Partnership Agreement and the applicable License Agreement. If a sale is not consummated within such six-month period for any reason, then the Offered Interest shall remain subject to the restrictions of this Partnership Agreement and must again be first offered to the Option Partner if the Offering Partner thereafter wishes to sell its Partnership Interest and/or its Ownership Interest to a third party.

(e) (i) If the consideration offered by the prospective purchaser is offered in cash and/or a promissory note or other similar instrument to be issued by the prospective purchaser, the price shall be the price offered by such prospective purchaser. If the consideration offered by the prospective purchaser is offered in a form other than cash and/or a promissory note or other similar instrument, then the price shall be the Fair Market Value of the Offered Interest, as defined below.

(ii) For the purposes of this Partnership Agreement, "Fair Market Value of the Offered Interest" shall be the amount that would be paid for the Offered Interest by a willing buyer to a willing seller. The Offering Partner and the Option Partner may mutually agree as to the Fair Market Value of the Offered Interest in question. If the Offering Partner and the Option Partner are unable to agree on the Fair Market Value of the Offered Interest within fifteen (15) days after the Offering Partner's written notice of the proposed sale, then in such event the Fair Market Value of the Offered Interest shall be determined pursuant to Section 4.5(e)(iii) by two independent qualified appraisers, one to be appointed by the Offering Partner and the other to be appointed by the Option Partner.

(iii) The two independent appraisers shall be appointed within fifteen (15) days after receipt by the Option Partner of the notice of proposed sale. If either side fails to appoint an appraiser within such period, then its right to do so shall lapse and the appraisal made by the one independent appraiser who is timely appointed shall be the Fair Market Value of the Offered Interest. If two appraisals are made, and if the two appraised values differ by less than 10 percent, the Fair Market Value of the Offered Interest shall be the average of the two appraisals; and if the two appraised values differ by more than 10 percent, the two appraisers shall jointly select a third appraiser and the Fair Market Value of the Offered Interest shall be the average of the two of the three appraisals that are closest together in amount. All appraisals shall be made within thirty (30) days of appointment of an appraiser, and written notice of the results of such appraisals shall be given to all parties within such 30-day period. In making any appraisal hereunder, all debts and liabilities shall be taken into account. Each side shall pay the fees of the appraiser selected by it and the Partners will each pay one-half of the fees of any third appraiser that may be selected pursuant to this paragraph.

5.    ALLOCATIONS AND OTHER FINANCIAL MATTERS.

The Partners agree that from and after the date hereof:

5.1 Distributions. The Partnership shall, after payment of its operating expenses, distribute equally to STAR and CITIZEN all funds in excess of funds reasonably needed by the Partnership for the conduct of its business. Such distributions shall be made at least monthly, or at more frequent intervals as may be authorized by the Partnership's Board of Directors.

5.2 Allocation. Net income or net loss of the Partnership, as determined in accordance with U.S. generally accepted accounting principles consistently applied (except as otherwise agreed by the Partnership's Board of Directors), shall be allocated equally to STAR and CITIZEN. Taxable income or taxable loss of the Partnership shall be allocated equally to STAR and CITIZEN.

5.3 Books and Records. The Partnership shall keep, at its principal office, accurate, full and complete books of accounts and records, whereof all transactions of the Partnership, and of STAR and CITIZEN (insofar as such transactions of STAR and CITIZEN relate to activities contemplated by this Partnership Agreement or the Management Agreement), shall be entered in accordance with U.S. generally accepted accounting principles consistently applied (except as otherwise agreed by the Partnership's Board of Directors). STAR, CITIZEN and their respective representatives shall have the right to inspect, copy or reproduce, each at its own expense, the books and records of the Partnership.

5.4 Financial Statements. The Partnership shall account monthly to STAR and CITIZEN for all revenues and expenditures of the Partnership and keep STAR and CITIZEN regularly informed of its affairs and business. In addition, the Partnership shall cause to be delivered to STAR and to CITIZEN the following financial statements and reports of the Partnership (and of each of STAR and CITIZEN, insofar as such statements of STAR and CITIZEN relate to activities contemplated by this Partnership Agreement or the Management Agreement) prepared, in each case, in accordance with U.S. generally accepted accounting principles consistently applied (except as may otherwise be agreed by the Partnership's Board of Directors):

(a) promptly upon availability and in any event within eight business days after the end of each fiscal month, (i) an unaudited balance sheet as of the end of such month and a comparison of such balance sheet with the balance sheet for the same month of the fiscal year immediately preceding, and (ii) an unaudited statement of income or loss for the interim period through such month and the monthly period then ended, in reasonable detail, and a comparison of such statements with statements for the same periods of the fiscal year immediately preceding; and

(b) such other analytical reports relating to activities contemplated by this Partnership Agreement as either STAR and CITIZEN (or their respective parent corporations) may from time to time request.

5.5 Auditors and Fiscal Year. The independent auditors, if any, of the Partnership shall be selected by the Partnership's Board of Directors. The Partnership shall keep its books and records on the basis of a 52/53 week fiscal year ending on the last Sunday of each calendar year and on the basis of four fiscal quarters, each composed of months of five, four and four weeks.

5.6 Bank Accounts. The Partnership shall maintain bank accounts in such banks or institutions as its Board of Directors from time to time shall select, and such accounts shall be drawn upon by check signed by any person, and in such manner, as may be designated by the Board of Directors. All moneys of the Partnership shall be deposited in the bank accounts of the Partnership and all debts and obligations of the Partnership (except petty expense items) shall be paid by check or other prudent and customary method, including electronic transfer of funds.

5.7 Tax Returns. The Partnership shall cause income and other required tax returns for the Partnership to be prepared and timely filed with the appropriate authorities, making such elections as the Board of Directors shall deem to be in the best interests of the Partnership, STAR and CITIZEN. The Partnership shall submit any such income tax filing to STAR and CITIZEN for review at least 30 days prior to its filing date unless otherwise agreed to by STAR and CITIZEN.

6. GOVERNANCE OF THE PARTNERSHIP.

6.1 Board of Directors.

(a) The business and affairs of the Partnership shall be managed by or under the direction of a Board of Directors in a manner consistent with the purposes and intent of this Partnership Agreement. The Board of Directors shall have and exercise final authority with respect to such business and affairs except as otherwise provided in this Partnership Agreement. Without limiting the generality of the foregoing, the Board of Directors shall have the sole power and authority to take or authorize the Partnership to take the following actions:

(i) Elect and remove the President and other officers of the Partnership;

(ii) Approve and revise budgets as provided in Section 2.5 of the Management Agreement;

(iii) Make any capital call to STAR and CITIZEN as provided in Section 2.2(b) of this Partnership Agreement;

(iv) Determine the timing of editions and the production format of the Products, as defined in Section 9 hereof, the circulation and advertising rates for the Products and the number of editions and/or sections and production format of the Products;

(v) Determine the benefits and policies applicable to employees of the Partnership;

(vi) Approve any material contracts that the Partnership may enter into, including without limitation any employment contract, any contract with any labor union, any contract with a duration of more than one year, any contract in any fiscal year involving a value in excess of such amount as shall be determined from time to time by the Board of Directors, and any contract out of the ordinary course of business;

(vii) Determine whether and on what terms the Partnership shall incur indebtedness for borrowed money;

(viii) Select the Partnership's outside auditors, if any;

(ix) Determine whether and on what basis the Partnership shall acquire or lease any capital assets, and determine whether and on what basis to reimburse STAR and CITIZEN for the cost of any capital assets that may be acquired or leased separately by either of them;

(x) Make any significant tax or accounting election for the Partnership;

(xi) Waive any right of the Partnership to receive any payment due to it from either STAR and CITIZEN; and

(xii) Allocate appropriate office space and other capital assets for Star Products and Citizen Products as defined in Section 9 hereof.

(b) From and after the date of this Partnership Agreement, all transactions and agreements between a Partner or its Affiliate (as defined in Section 4.2 hereof) and the Partnership shall be on terms competitive with the terms available for a similar transaction between the Partnership and a non-Affiliate of a Partner. All such existing transactions and agreements which have a stated term shall be reviewed by the Board of Directors for such compliance on the next renewal date thereunder, and all other such transactions and agreements shall be reviewed by the Board of Directors for such compliance on an annual basis.

6.2 Officers of the Partnership.

(a) The Partnership shall have a President and such other officers as the Board of Directors may from time to time determine. Officers shall serve for a one-year term unless they earlier die, resign or are removed. Any officer may be removed by the Board of Directors with or without cause or notice.

(b) Subject to this Partnership Agreement, the Management Agreement and the determinations of the Board of Directors, the President shall have full day-to-day operating authority, control and management of the business and affairs of the Partnership.

(c) Subject to this Partnership Agreement and the Management Agreement, any other officers of the Partnership shall have such authority as is from time to time determined by the Board of Directors.

(d) The President and such other officers shall act in accordance with the decisions of the Board of Directors and shall have no authority to take any action requiring prior Board of Directors approval without first obtaining the approval of the Board of Directors.

6.3 Deadlocks. Except to the extent provided otherwise in Section 6.4 hereof, in the event of a controversy arising pertaining to the affairs of the Partnership whereof the members of the Board of Directors representing STAR and the members of the Board of Directors representing CITIZEN are evenly divided, then:

(a) At the written call of STAR and CITIZEN, which call shall include a written statement specifically setting forth the matter or matters in controversy and the proposed resolution or resolutions of the Board of Directors on which the Board is deadlocked, the parties shall meet within fifteen (15) days from the date on which the written call is served for the purpose of resolving such controversy. If the parties shall also be evenly divided on the matter or matters so specified for more than fifteen (15) days following the date of such meeting, then either STAR or CITIZEN (the "demanding party") may thereafter demand that the matter or matters in controversy be submitted to arbitration by serving a written demand on the other party.

(b) In the event of a demand for arbitration, the parties shall seek to mutually appoint a Disinterested Person (as hereafter defined) to resolve the matter or matters in controversy. As used in this Section 6.3, "Disinterested Person" means a person who (i) has no employment, professional or financial interest in either party or in any person, firm, corporation or other entity directly or indirectly controlling, controlled by, or under common control with, either party and (ii) has significant experience in the newspaper publishing industry (who shall include for purposes of this clause (ii) any director of the American Newspaper Publishers Association).

(c) If, within thirty (30) days after service of the demand for arbitration, the parties are unable to agree upon and mutually appoint a single arbitrator who is a Disinterested Person and is willing to serve, then the parties shall provide for the appointment of a panel of three Disinterested Persons to resolve the matter or matters in controversy, as follows:

(i) Each of STAR and CITIZEN shall name an arbitrator who is a Disinterested Person. Should the demanding party fail to name an arbitrator who is a Disinterested Person within fifteen (15) days of the lapse of the aforesaid thirty (30) day period, the demanding party's right to arbitration of the specific matter or matters in controversy shall lapse. Should the other party fail to name an arbitrator who is a Disinterested Person within the same fifteen (15) day period, then the matter or matters in controversy shall be determined by the Disinterested Person appointed by the demanding party, acting as a single arbitrator.

(ii) In turn, the two arbitrators so named shall name a third arbitrator who is a Disinterested Person. Should the two arbitrators, within thirty (30) days after having been named as arbitrators as provided herein, fail to name a third arbitrator who is a Disinterested Person and is willing to serve, then the demanding party, within thirty (30) days of the lapse of the aforesaid thirty (30) days, either alone or together with the other party, may apply to the presiding judge for the United States District Court for the District of Arizona, sitting in Tucson, or if he refuses, within fifteen

(15) days of such refusal, to the Senior Judge of the Pima County Superior Court, Tucson, Arizona, to designate and appoint a third arbitrator, from a list of six names submitted with the application to the court. The list shall contain the names of three Disinterested Persons specified by each of the two arbitrators. The three arbitrators shall decide the matter or matters in controversy by majority vote. If the demanding party fails to make application to the court for designation and appointment of a third arbitrator within the specified time period (which shall include the names of three Disinterested Person designated by the arbitrator named by it), the demanding party's right to arbitration of the specific matter or matters in controversy shall lapse. If the other party fails to join in the application to the court or to furnish the names of three Disinterested Persons designated by the arbitrator named by it, then the matter or matters in controversy shall be determined by the Disinterested Person initially appointed by the demanding party, acting as a single arbitrator.

(d) The decision of a single arbitrator shall be rendered in writing within thirty (30) days after his appointment, and where three arbitrators are acting said decision shall be rendered in writing within thirty (30) days after appointment of the third arbitrator; provided, however, additional time to render a decision may be taken by the arbitrator or arbitrators as he, she or they may deem reasonably necessary under the circumstances. The written decision of the arbitrator or arbitrators, as the case may be, shall be final and shall be binding upon the parties and the Partnership. All expenses and compensation of the arbitrator or the arbitrators, as the case may be, in connection with any matter or matters in controversy shall be paid by the Partnership. No arbitrator(s) shall determine or have the power to determine whether any party is in breach of any obligation under this Partnership Agreement or any other agreement, it being the intention of the parties that the sole function of the arbitration process described in this Section 6.3 is to provide a mechanism to break a deadlock at the Board of Directors of the Partnership on matters that are appropriately before the Board and that are within the power and authority of the Board of Directors pursuant to this Partnership Agreement.

6.4 From and after the occurrence of a Default, if the Board of Directors is evenly divided with respect to any proposed Operating Decision, as defined in Section 9 hereof, or is unable to meet for failure to obtain a quorum with respect to any proposed Operating Decision, then any such Operating Decisions shall be made solely by the Non-Defaulting Partner, as defined in Section 9 hereof, and such decisions shall be binding on the Partnership and the Defaulting Partner, as defined in Section 9 hereof.

7.    DURATION; TERMINATION

7.1 Dissolution of Partnership. The Partnership shall continue until dissolved as herein provided. Except as provided in Section 7.2 hereof, no Partner shall cause the Partnership to be dissolved without the prior written consent of the other Partner. Upon dissolution of the Partnership, the provisions of Sections 7.2 and 7.3 hereof shall apply, as the case may be.

7.2 Termination; Dissolution of the Partnership.

(a) This Partnership Agreement shall terminate only upon expiration of its term, including any renewals thereof, as provided in and subject to Section 1.4 hereof.

(b) No Partner shall cause the Partnership to be dissolved except as provided in this Section 7.2(b), and the Partnership shall continue unless the Partnership is dissolved and liquidated in accordance with Section 7.3 hereof. The Partnership shall be dissolved upon the occurrence of any of the following:

(i) expiration of the term of this Partnership Agreement, including any renewals thereof, as set forth in Section 1.4 hereof; or

(ii) the Bankruptcy, as defined in Section 9 hereof, of a Partner; or

(iii) the occurrence of any other event specified under the Arizona Revised Uniform Partnership Act as one effecting a dissolution.

(c) Notwithstanding the provisions of Section 7.2(b) above, the Partnership shall not be dissolved as a result of the occurrence of any event specified in Sections 7.2(b)(ii) or (iii) (each, a "Default") if, within 90 days of such Default (or, if later, within 20 business days after receipt by the Non-Defaulting Partner of notice of such Default from the Defaulting Partner), the remaining Partners, which for this purpose shall include the Non-Defaulting Partner and any transferee of the Non-Defaulting Partner, unanimously agree in writing to continue the business of the Partnership.

(d) A Defaulting Partner shall give notice to the Non-Defaulting Partner of a Default within 10 business days of such Default.

No termination of this Partnership Agreement or dissolution of the Partnership shall be construed to release any Partner from liability at law or in equity to the other Partner or the Partnership arising out of any breach of the terms of this Partnership Agreement or the Management Agreement.

7.3 Closing of Affairs. If both this Partnership Agreement and the Management Agreement terminate upon expiration of their term, including any renewals thereof, or in the absence of an election pursuant to Section 7.2(c) to continue the business of the Partnership, then:

(a) STAR and CITIZEN will meet with each other and use their best efforts to develop a just and equitable plan for discontinuing and dissolving the Partnership, distributing its assets in kind between STAR and CITIZEN (after payment of all indebtedness and liabilities of the Partnership and all costs of dissolution and liquidation) equally to STAR and CITIZEN, and partitioning on an equal basis all capital assets used or held for use by the Partnership, so as to enable either STAR and CITIZEN to separately publish the Products, as independent businesses (a "Distribution Plan"). If STAR and CITIZEN agree on a Distribution Plan, the assets of the Partnership shall be distributed, and said capital assets shall be partitioned, in accordance with the Distribution Plan, the Licenses granted pursuant to Sections 1.2(b)(1) and 1.3(b)(1) of the Management Agreement shall automatically expire and terminate, and the Partnership shall thereupon be dissolved. Except as provided in the Distribution Plan and upon the effective distribution of assets by the Partnership pursuant thereto, neither STAR nor CITIZEN shall have any separate right, title or interest in or to any asset of the Partnership.

(b) If STAR and CITIZEN are unable to agree upon a Distribution Plan, or if the Partnership's assets are not sufficient to pay all of its indebtedness and liabilities and all costs of dissolution and liquidation, the business affairs and assets of the Partnership shall be liquidated as promptly as possible and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice, and the assets of the Partnership and the capital assets used or held for use by the Partnership shall be converted into cash and all of its indebtedness and liabilities paid. In the event there is a cash surplus available for distribution, the surplus will be distributed equally to STAR and CITIZEN, and in the event there is a deficiency, the same will be made up by STAR and CITIZEN in accordance with Section 2.2(b) of this Partnership Agreement, and the Partnership shall thereupon be dissolved.

7.4 Withdrawal. Except upon dissolution and liquidation in accordance with Section 7.3 hereof, no Partner shall have the right to withdraw from the Partnership, to require any purchase of its interest in the Partnership under applicable law, or to require that the Partnership return any of a Partner's capital contribution.

8. MISCELLANEOUS.

8.1 Amendments and Waivers. This Partnership Agreement may not be amended, modified, terminated, rescinded, or cancelled, except by a writing signed by both of the Partners. The observance of any term of this Partnership Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the Partner against which such waiver is to be asserted.

8.2 Specific Performance. In addition to any other remedies the Partners may have, each Partner shall have the right to enforce the provisions of this Partnership Agreement through injunctive relief or by a decree or decrees of specific performance.

8.3 Severability. If any provision of this Partnership Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Partnership Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the Partners' essential purposes and intent as expressed herein and in the Management Agreement.

8.4 No Waiver. No delay on the part of any Partner in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Partner of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5 Headings. The section headings herein are intended only for convenience and do not constitute a part of this Partnership Agreement and shall not be considered in the interpretation of this Partnership Agreement or any of its provisions.

8.6 Variation of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or identities of the antecedent person or persons may require.

8.7 Counterparts. This Partnership Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and any party hereto may execute this Partnership Agreement by signing one or more counterparts hereof. This Partnership Agreement shall become effective when counterparts hereof duly executed by each Partner have been delivered to each Partner.

8.8 Binding Effect; No Third-Party Beneficiaries. This Partnership Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective permitted successors and assigns. Nothing in this Partnership Agreement, expressed or implied, shall give to anyone other than the Partners and their respective permitted successors and assigns and the Partnership any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Partnership Agreement.

8.9 Governing Law. This Partnership Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Arizona, without giving effect to conflict of laws principles.

8.10 Priority of Interpretation. If any provision of this Partnership Agreement conflicts with any provision in the Management Agreement, the provision in this Partnership Agreement shall control.

8.11 Notices. Each notice or other communication given pursuant to this Partnership Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or five days after being deposited in the United States mail, certified, postage prepaid, return receipt requested, and addressed to the party to be notified at such party's address as set forth below:

STAR:	Star Publishing Company
4850 South Park Avenue
Tucson, Arizona 85726-6887
Attention: Publisher

with a copy to:

Lee Enterprises, Inc.
201 N. Harrison.
Davenport, Iowa 52801
Attention: Chief Legal Officer

CITIZEN:	Citizen Publishing Company
c/o Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention: Chief Financial Officer

Partnership:	TNI Partners
4850 South Park Avenue
P.O. Box 26887
Tucson, Arizona 85726-6887
Attention: President

All such notices to the Partnership shall be to the attention of the President, with copies to STAR and CITIZEN at the addresses then designated by them for the receipt of such notices pursuant to this Section 8.11. Any party may change its address or the individual to whom notice is to be directed hereunder by notice to the other parties given in accordance with this Section 8.11.

9. CERTAIN DEFINED TERMS.

"Bankruptcy" means with respect to any Partner, (A) the making by such Partner of an assignment for the benefit of creditors or admitting in writing its inability to pay its debts when due; or (B) the commencement by such Partner with respect to itself or its assets of any liquidation, dissolution, bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors; or (C) the appointment for such Partner, or a substantial part of such Partner's assets, of a receiver, liquidator, custodian or trustee, and, if any of the events referred to in this clause (C) occur involuntarily, the failure of the same to be dismissed, stayed or discharged within 90 days; or (D) the entry of an order for relief against such Partner under Title 11 of the United States Code, or any other similar law enacted by the United States Congress to regulate bankruptcies; or (E) the commencement against such Partner of any liquidation, dissolution, bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors if such proceeding remains undismissed for a period of 90 days.

"Default" shall have the meaning set forth in Section 7.2(c) hereof.

"Defaulting Partner" means a Partner that causes a Default.

"Non- Defaulting Partner" means the Partner other than the Defaulting Partner.

"Operating Decisions" means decisions related to the following subsections of Section 6.1 hereof: (i), (ii), (iv), (v) and (vi).

"Person" means an individual, corporation, limited liability company, partnership, joint venture, person (including, without limitation, a person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, or other entity,

"Products" means the Citizen Products, Star Products and TNI Products as follows:

(a) "Citizen Products": the Tucson Citizen website, http://tucsoncitizen.com, and the Tucson Citizen editorial insert, which are owned by Citizen and licensed to the Partnership;

(b) "Star Products": The Arizona Daily Star, La Estrella de Tucson and The Arizona Daily Star websites (http://www.azstarnet.com and the websites affiliated with www.azstarnet.com) , which are owned by Star and licensed to the Partnership;

(c) "TNI Products": all other publications, products and websites, including, but not limited to, the Partnership website, http://tucson.com, the Buyer's Edge, CareerBuilder Weekly, Cars.com Unlimited, Oro Valley/Marana Magazine, Saddlebag Notes, Tucson Bridal Magazine and TV Y Mas, which are either owned by or licensed to the Partnership.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Partnership Agreement to be duly executed as of the date first above written.

STAR PUBLISHING COMPANY

By:	/s/ Carl G. Schmidt
Name: Carl G. Schmidt
Title: Treasurer

CITIZEN PUBLISHING COMPANY

By:	/s/ Daniel S. Ehrman, Jr.
Name: Daniel S. Ehrman, Jr.
Title: